ALLIED ASSET ADVISORS FUNDS
                          DOW JONES ISLAMIC INDEX FUND

                         WRITTEN INSTRUMENT ESTABLISHING
                      AND DESIGNATING CLASSES OF INTERESTS

                                   MAY 4, 2000

         The undersigned constitute all the Trustees of the Allied Asset Advisors Funds (the "Trust"), a Delaware business trust governed by a Declaration of Trust dated January 10, 2000 (the "Declaration of Trust"). This instrument is executed pursuant to Section 6.3 of Article VI of the Declaration of Trust in order to establish and designate separate classes of Interests of the Dow Jones Islamic Index Fund series of the Trust (the "Fund").

         WHEREAS, Under the Declaration of Trust, the Board of Trustees has the authority, in its discretion and without shareholder approval, to divide the Interests of the Fund into separate classes; and

         WHEREAS, This Board of Trustees deems it desirable and in the best interests of the Trust to designate separate classes of Interests of the Fund to be named "Class K Interests" and "Class M Interests."

         NOW, THEREFORE, the establishment and designation of separate classes of Interests of the Fund is approved in accordance with the following provisions:

         1. Subject to the conditions hereinafter set forth, the Interests of each series shall be divided into two classes to be known respectively as the "Class K Interests," and the "Class M Interests," which classes shall have such preferences and special or relative rights and privileges as may be determined from time to time by this Board of Trustees, subject always to the Declaration of Trust and the Investment Company Act of 1940 ("1940 Act") and the rules and regulations thereunder.

         2. Subject to the terms of the Declaration of Trust, Class K Interests and Class M Interests shall be identical in all respects except that: (1) each class shall bear the distribution expenses allocable to sales of Interests of such class, as determined by the Trustees; (2) each class shall bear other expenses of the series that are related to services provided only to the holders of Interests of such class, as determined by the Trustees; (3) Class K and Class M Interests may be exchanged for Class K and Class M Interests, respectively, of any other series, or any similar class of any investment company (or series) managed, administered or distributed by Allied Asset Advisors, Inc., on such terms as are determined by the Trustees; and (4) the Holders of Class M Interests of a series shall have exclusive voting rights with respect to certain matters as set forth in Section 6.7. Determinations of such differences between classes shall be set forth in a written plan adopted by a majority of the Trustees.

         IN WITNESS WHEREOF, the undersigned have this 4th day of May, 2000, signed these presents.

                                             /S/ BASSAM OSMAN
                                             Bassam Osman, Trustee

                                             /S/ MUZAMIL SIDDIQI
                                             Muzamil Siddiqi

                                             /S/ ABDALLA IDRIS ALI
                                             Abdalla Idris Ali

                                             /S/ JAMAL SAID
                                             Jamal Said

                                             /S/ MOHAMMED KAISERUDDIN
                                             Mohammed Kaiseruddin

                                             /S/ MAZEN ASBAHI
                                             Mazen Asbahi